UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2017 (January 31, 2017)

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., Suite 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  Resignation of Director

On January 31, 2017, Brian Bates resigned as a member of Spindle, Inc.'s (the “Company”) Board of Directors (the “Board”) for personal reasons. Mr. Bates' resignation was not due to any dispute with the Company.

(b) Appointment of Director

On February 1, 2017, the Company appointed Mr. Habib Yunus as a member of the Board, effective immediately. Mr. Yunus has more than 15 years of experience in accounting, finance and investing and most recently, served as the Chief Financial Officer and Senior Vice President of Nasdaq listed Payment Data Systems, Inc. from March 03, 2015 to December 30, 2016. He successfully led the company’s uplisting from the OTC Market to NASDAQ while managing its public reporting requirements including SEC filings, corporate governance and forecasting.

Prior to joining Payment Data, he was the Managing Director and Founder of W Energy Advisory LLC since January 2013, focused on advising clients on energy investments, joint venture transactions, project management and market research in North America for Asian investors. Before founding W Energy Advisory, from September 2010 to January 2013, he was the Lead Project Manager for Toyota Tsusho America, Inc., where in 2012 he originated and negotiated a $602 million joint venture between Toyota Tsusho Corporation (Japan) and Encana Corporation. Prior to his position at Toyota Tsusho America, Inc., he served as the Head of Tax and Special Assistant to the Chief Financial Officer of Shinsei Bank Ltd. in Tokyo, Japan from July 2004 to June 2010.

Mr. Yunus holds a B.S. in Accounting and Masters of Accounting (Tax specialization) degrees from the University of Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 6, 2017

SPINDLE, INC.

By:	/s/ Jack Scott
Name: Jack Scott
Title: Interim Chief Executive Officer

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